                                                                    EXHIBIT 12.1

                            APPLIED MATERIALS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                              SIX MONTHS ENDED
                            ---------------------
                             APRIL                                      FISCAL YEAR ENDED(1)
                              30,         MAY 1,      ---------------------------------------------------------
                              1995         1994         1994         1993        1992        1991        1990
                            --------     --------     --------     --------     -------     -------     -------
                                                       (IN THOUSANDS, EXCEPT RATIOS)
Income from consolidated
  companies before
  provision for income
  taxes and cumulative
  effect of accounting
  change..................  $245,296     $145,888     $334,497     $153,558     $58,925     $40,355     $54,084
Fixed charges:
  Interest expense........    11,634        7,120       15,962       14,206      15,207      13,969       6,717
  Interest component of
     rent expense(1)......     8,171        5,473       11,070        9,021       7,197       5,968       4,344
                            --------     --------     --------     --------     -------     -------     -------
     Total fixed
       charges............    19,805       12,593       27,032       23,227      22,404      19,937      11,061
                            --------     --------     --------     --------     -------     -------     -------
Income from consolidated
  companies before income
  taxes and cumulative
  effect of accounting
  change plus fixed
  charges.................  $265,101     $158,481     $361,529     $176,785     $81,329     $60,292     $65,145
                            ========     ========     ========     ========     =======     =======     =======
Ratio of earnings to fixed
  charges.................    13.39x       12.58x       13.37x        7.61x       3.63x       3.02x       5.89x
                            ========     ========     ========     ========     =======     =======     =======




- ------------

(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor. Amounts exclude the Company's proportional share of the earnings and fixed charges of the joint venture, which are insignificant.